Filed Pursuant to Rule 433

Registration Statement No. 333-202623

HUMANA INC.

3.950% Senior Notes due 2027

4.800% Senior Notes due 2047

March 13, 2017

Pricing Term Sheet

Issuer:	Humana Inc.
Ratings*:	Baa3 (Moody’s) / BBB+ (S&P) / BBB (Fitch)
Trade Date:	March 13, 2017
Settlement Date:	(T+3) March 16, 2017
Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC U.S. Bancorp Investments, Inc.

Senior Co-Managers:	Citigroup Global Markets Inc. PNC Capital Markets LLC Wells Fargo Securities, LLC

Co-Managers:

Barclays Capital Inc.

BB&T Capital Markets, a division of BB&T Securities,

LLC

BNY Mellon Capital Markets, LLC

Credit Suisse Securities (USA) LLC

Fifth Third Securities, Inc.

Goldman, Sachs & Co.

UMB Financial Services, Inc.

2027-Year Notes

Security Description:	Senior Notes due 2027
Principal Amount:	$600,000,000
Coupon:	3.950%
Maturity Date:	March 15, 2027
Price to Public:	99.877%
Benchmark Treasury:	2.250% UST due February 15, 2027
Benchmark Treasury Price / Yield:	96-26+/2.615%
Spread to Benchmark Treasury:	135 bps
Yield to Maturity:	3.965%
Interest Payment Dates:	September 15 and March 15, commencing September 15, 2017
Record Dates:	September 1 and March 1
Optional Redemption:	Make-whole call at T+20 bps plus accrued and unpaid interest
Par Call:	On or after December 15, 2026
CUSIP/ISIN:	444859 BF8 / US444859BF87

2047-Year Notes

Security Description:	Senior Notes due 2047
Principal Amount:	$400,000,000
Coupon:	4.800%
Maturity Date:	March 15, 2047
Price to Public:	99.905%
Benchmark Treasury:	2.875% UST due November 15, 2046
Benchmark Treasury Price / Yield:	93-22/3.206%
Spread to Benchmark Treasury:	160 bps
Yield to Maturity:	4.806%
Interest Payment Dates:	September 15 and March 15, commencing September 15, 2017
Record Dates:	September 1 and March 1
Optional Redemption:	Make-whole call at T+25 bps plus accrued and unpaid interest
Par Call:	On or after September 15, 2046
CUSIP/ISIN:	444859 BG6 / US444859BG60

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement thereto relating to the Senior Notes and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement thereto relating to the Senior Notes if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or U.S. Bancorp Investments, Inc. toll-free at 1- 877-558-2607.

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